Exhibit 4.2

BIONEUTRAL GROUP, INC.
AGREEMENT TO CONVERT
BIONEUTRAL DEBENTURE

WHEREAS, Bioneutral Group, Inc. (the “Company”) offered for sale to _____________, the undersigned debenture holder, (the “Holder”) a debenture in the principal amount of $100,000 dated December __, 2008 (the “Debenture”).

WHEREAS, on January __, 2009, Bioneutral Group, Inc. (formerly, Moonshine Creations, Inc.) entered into a Share Exchange Transaction with Bioneutral Laboratories Corporation USA (the “Share Exchange Agreement”).

WHEREAS, in connection with the Share Exchange Transaction, the Company and the Holder agree to convert the Debenture into common stock of Bioneutral Group, Inc., par value $0.00001, (the “Common Stock”) at a rate of $1.00 per share of Common Stock.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Conversion of Debenture.  The Holder hereby agrees to convert the full face amount of the Debenture in the amount of $100,000 into shares of Common Stock at a conversion price of $1.00 per share and the Company hereby agrees to convert the Debenture into shares of Common Stock and issue 100,000 shares of Common Stock to the Holder.

2.	Delivery of Shares. Bioneutral shall deliver the full 100,000 shares of Common Stock to the Holder within five (5) days following the closing date of the Share Exchange Agreement.

3.	Effective Date. This Agreement shall become effective upon the signing of this Agreement.

4.	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

5.
Severability.  In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

6.
Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein, neither of the undersigned make any representation,

7.
warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to Convert the Bioneutral Debenture as of the day and year first above written.

COMPANY: BIONEUTRAL GROUP, INC.

By:  ______________________
Name: Stephen Browand
Title:    Director

[BUYER]

By:  ______________________
Name:
Title: